Exhibit 99.2

NovaStar Financial Announces Completion of Stock Offering

KANSAS CITY, Mo. – June 2, 2005 – NovaStar Financial, Inc. (the “Company”)(NYSE:NFI), a residential lender and mortgage Real Estate Investment Trust (REIT), today announced the closing of a public offering of its common stock. The Company sold 1.725 million newly issued shares, including the underwriters’ over-allotment option. Priced at $35 per share, the offering raised $60.375 million, with net proceeds of $57.96 million after commissions and underwriting discounts.

“We’re pleased that leading financial institutions are joining us as shareholders, affirming NovaStar’s approach to building a portfolio of mortgages over time with attractive risk-adjusted returns,” said Scott Hartman, Chief Executive Officer.

JMP Securities LLC served as the lead managing underwriter of the offering, with Flagstone Securities, LLC acting as co-manager.

About NovaStar

NovaStar Financial, Inc. (NYSE:NFI) is one of the nation’s leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, please visit our website at www.novastarmortgage.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company’s mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company’s 2004 annual report on Form 10-K (available on the Company’s website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above will continue to be accurate in the future.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424

Media Contact

Mike Enos

816.237.7597